Exhibit 99.2

SCHEDULE I

Information Relating to Directors and Executive Officers of The Bank of Nova Scotia

The following tables set forth information relating to directors and executive officers of The Bank of Nova Scotia (“BNS”).

I.	Directors

Name of Director	Principal Occupation or Employment	Principal Business Address	Citizenship
Nora A. Aufreiter	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian
Guillermo E. Babatz	Managing Partner of Atik Capital, S.C.	Diego de Osorio 155-7, Col. Lomas Virreyes, CP 11000, Ciudad de México	Mexican, German
Scott B. Bonham	Corporate director and Co-founder of Intentional Capital	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian, American
Daniel H. Callahan	Corporate director and Non-Executive Chairman of Time USA, LLC	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	American
W. Dave Dowrich	Senior Executive Vice President and Chief Financial Officer of Teachers Insurance and Annuity Association of America (TIAA)	730 Third Avenue, New York City, New York, 10017, USA	Canadian, American, Barbadian
Michael B. Medline	President and Chief Executive Officer, Empire Company Limited and Sobeys Inc.	4980 Tahoe Blvd., Mississauga, Ontario, L4W 0C7, Canada	Canadian
Lynn K. Patterson	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian
Michael D. Penner
Corporate director and Advisory Partner of Partners Group AG, Non-Executive Chairman of Partners Group (Canada) Inc., and Lead Operating Director and Chairman of US Infrastructure Corporation and Enfragen, LLC
		Unternehmer-Park 3, 6340 Baar, Switzerland	Canadian
Una M. Power	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian

Name of Director	Principal Occupation or Employment	Principal Business Address	Citizenship
Aaron W. Regent (Chair of the Board of BNS)	Chair of the Board of BNS and Founder, Chairman and Chief Executive Officer of Magris Performance Materials Inc.	1101-333 Bay Street Toronto, Ontario, M5H 2R2, Canada	Canadian, Irish
Calin Rovinescu, C.M	Corporate director, venture capital investor and senior advisor to several corporations	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian
Sandra J. Stuart	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian
L. Scott Thomson	President and Chief Executive Officer of BNS	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian
Steven C. Van Wyk	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	American
Benita M. Warmbold	Corporate director	40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada	Canadian, German

II.	Executive Officers

Unless otherwise indicated, the business address for each of the executive officers set forth below is 40 Temperance Street, Toronto, Ontario, M5H 0B4, Canada and each occupation set forth opposite an executive officer’s occupation refers to employment with BNS.

Name of Executive Officer	Principal Occupation or Employment	Citizenship
Scott Thomson	President and Chief Executive Officer	Canadian
Jacqui Allard	Group Head, Global Wealth Management	Canadian, Irish
Ian Arellano	Executive Vice President and General Counsel	Canadian
Francisco Aristeguieta	Group Head, International Banking	Colombian, Venezuelan
Anique Asher	Chief Strategy and Operating Officer	Canadian, Trinidadian
Aris Bogdaneris	Group Head, Canadian Banking	Canadian, Greek
Tim Clark	Chief Information Officer & Group Head, Technology	Canadian, British
Travis Machen	CEO and Group Head, Global Banking and Markets	American
Jenny Poulos	Chief Human Resources Officer	Canadian
Phil Thomas	Group Head and Chief Risk Officer	Canadian, Irish
Raj Viswanathan	Group Head and Chief Financial Officer	Canadian, Indian
Julie Walsh	Executive Vice President and Chief Compliance Officer	Canadian